SALE TERMS

Date: 9/2/20 **Seller**: Tony Cheng and Melinda Cheng **Agent for Buyer**: Masterworks Gallery, LLC("*Agent*"). **Buyer**: 022 Segregated Portfolio of Masterworks Cayman SPC	**Work**: Identified in the Invoice (see Exhibit A) **Price**: $550,000, payable in accordance with Invoice. **Closing**: On or before Monday, November 2, 2020 **Creditor**: Muses Funding I LLC

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller.

2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Agent and Buyer:

2.1. Seller owns the Work and upon delivery of the bill of sale (Exhibit B) on the Closing Date, will sell and transfer good and marketable title to the Work to Buyer, free of all liens and encumbrances.

2.2. The Work is an authentic work by the artist, as described on Exhibit A.

2.3. The Work is not subject to any rights, interests, claims, liens, security interests, restrictions, conditions, options or encumbrances except for security interests in favor of Creditor that will be extinguished when the purchase price is received by the Creditor in its account set forth in in Exhibit A hereto.

2.4. Seller is not aware of any challenges or disputes relating to the Work and has provided Agent with all relevant information in Seller's possession concerning the Work.

2.6. The Work has been lawfully exported and imported.

3. DEPOSIT. Agent to pay a 10% non-refundable deposit after it is satisfied with the condition of the work after Inspection. Deposit is to be paid to the Creditor's account as described in Exhibit A. If the deposit is not received by the Creditor for any reasons within 14 day from the effective date of this agreement, this contract shall be deemed to be terminated by the Agent.

4. SURVIVAL. The representations, warranties and covenants shall survive Closing for a period of five (5) years.

5. STORAGE. Work will be stored at CROZIER DELAWARE, 1400 JOHNSON WAY, NEW CASTLE, DE 19720 ("STORAGE LOCATION"). Seller shall not relocate the Work prior to Closing without Agent's prior written approval.

6. INSPECTION. Agent can inspect the Work within the time period specified in the Terms of Sale for the concurrent sale described below (the "Inspection").

7. DELIVERY AND EXPENSES. Within five (5) business days after the Closing, Buyer shall arrange for the Work to be packed and shipped to Delaware Freeport at its cost.

8. INDEMNITY; COSTS & EXPENSES. Each party bears its own costs and expenses, excepted as indicated herein. Any expense of Creditor shall be the responsibility of Seller. Seller indemnifies Agent against claims, costs and expenses arising by reason of a breach by Seller.

9. ACTIONS WITH RESPECT TO CREDITOR. Seller shall not take any action or fail to take any action that results in a failure on the part of Creditor to release all Creditor liens upon Closing.

10. CONCURRENT SALE. Closing is conditioned on the concurrent closing of a concurrent transaction between Seller and Agent for a different work as described in Exhibit C and any breach or termination of these Sale Terms shall be deemed to constitute a breach or termination of the terms governing the concurrent transaction and vice versa.

11. MISCELLANEOUS. These Sale Terms (including exhibits), represent the entire understanding of the parties with respect to the sale of the Work and may not be amended, except in a writing signed by the parties. Seller may not assign these Sale Terms without the prior written consent of Agent. These Sale Terms shall inure to the benefit of, and

be binding upon, the successors and assigns. These Sale Terms shall be governed and construed in accordance with the laws of the State of New York. Any dispute arising under or related to these Sale Terms shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. These Sale Terms may be executed in counterparts, including by PDF, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

AGREED AND ACCEPTED:

SELLER:

TONY CHENG

MELINDA CHENG

CREDITOR:
MUSES FUNDING I LLC:

BY: CYNTHIA SACHS
ITS: VICE PRESIDENT
ITS:

AGENT:

MASTERWORKS GALLERY , LLC

BY: MARIYA GOLOVINA
ITS: DIRECTOR OF ACQUISITIONS

[Signature Page to Sale Terms]

EXHIBIT A

INVOICE

Date: September 2, 2020
Masterworks Gallery, LLC
As Agent for:
Masterworks Cayman SPC,
on behalf of the 022 Segregated Portfolio
497 Broome Street
New York, NY 10013

For the sale of the following artwork:

Cecily Brown (b. 1969)*Lured*
Oil on canvas
28 x 24 inches (72 x 61 cm)
Executed 1998-99



CECILY BROWN (b. 1969)

Lured
Signed, titled and dated 'Cecily Brown LURED 98-99'
oil on canvas
28 x 24 in. (72 x 61 cm.)
Executed in 1998-99

Artwork location: Delaware

Total Purchase Price: $550,000
Non-Refundable Deposit $55,000, payable after Inspection (as defined in the Sale Terms)
Balance ($495,000) payable at Closing

Wire Instructions (From Creditor):

Wire Transfers	
Beneficiary Bank Name:	EastWest Bank
Beneficiary Bank Address:	9300 Flair Drive, 4th Floor
	El Monte, CA 91731
Beneficiary Bank Post Code/Zip:	91731
Beneficiary Account Name:	Muses Funding I, LLC
Beneficiary Bank Account Number:	8651013297
Beneficiary Account BIC/SWIFT Code:	EWBKUS66
Beneficiary Account Sort Code (ONLY UK BANKS):	N/A
Beneficiary Account IBAN Number (ONLY FOR EU BANKS):	N/A
Beneficiary ABA Number (ONLY FOR USA to USA BANKS):	322070381
Special Instructions:	
Reference:	
Signed (Must match the Agreement Signature):	

No sales tax if shipped to the State of Delaware

EXHIBIT B

BILL OF SALE

Dated: ____________ ___, 2020

Sold by:	Tony & Melinda Cheng	("Seller")
Sold to:	Masterworks Cayman, SPC, on behalf of 022 Segregated Portfolio 497 Broome Street New York, New York 10013	("Buyer")
Artist:	Cecily Brown	(the "Work")
Title:	Lured Oil on canvas 28 x 24 inches (72 x 61 cm)	
Execution:	1998-99	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	$550,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Sale Terms by and between Seller and Masterworks Gallery, LLC dated September 2, 2020, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

____
TONY CHENG

____
MELINDA CHENG

EXHIBIT C

CONCURRENT SALE

Günther Förg
Untitled, 2007
Acrylic on Canvas
245 x 290 cm
96.4 x 114.1 in.



Untitled, 2007
Acrylic on canvas
96.4 in x 114.1 in